Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

December 7, 2011

DTE Energy Company

One Energy Plaza

Detroit, Michigan 48226-1279

DTE Energy Company

$280,000,000 2011 Series I 6.50% Junior Subordinated Debentures due 2061

Ladies and Gentlemen:

We have acted as counsel to DTE Energy Company, a Michigan corporation (the “Company”), in connection with the offering and sale (the “Offering”) of $280,000,000 aggregate principal amount of 2011 Series I 6.50% Junior Subordinated Debentures due 2061 (the “Debentures”) of the Company pursuant to a prospectus supplement dated as of November 28, 2011 (the “Prospectus Supplement”) and a base prospectus dated as of August 21, 2009 (the “Base Prospectus”). The Debentures are being issued pursuant to an Indenture, dated as of April 9, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, as heretofore supplemented and as supplemented by a Supplemental Indenture, dated as of December 1, 2011, establishing the Debentures (as supplemented, the “Indenture”). You have requested our opinion as to certain U.S. federal income tax matters. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Indenture.

In rendering the opinions expressed below, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion letter, including but not limited to the examination of the following: (i) the Base Prospectus and the Prospectus Supplement, (ii) the Indenture and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

DTE Energy Company

December 7, 2011

As to any facts material to the opinion expressed herein, we have relied upon certificates and statements and representations and warranties of the officers and other representatives and agents of the parties to the documents and of public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinion expressed below, with your permission, we have assumed, and are relying on without independent investigation, (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, (iii) the genuineness of signatures, (iv) the legal capacity of natural persons signing the documents, (v) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to the documents, (vi) the necessary entity authorization, execution, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of all documents by all parties thereto, and the necessary entity power and authority with respect thereto, (vii) the validity, binding effect, and enforceability of all documents, (viii) each of the parties to the documents will comply (without waiver) with all of the terms of such documents, and (ix) (ix) there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders the opinion expressed below inconsistent with such document as so modified or supplemented.

In rendering this opinion letter, except for matters that are specifically addressed in the opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (i) the accuracy of and compliance by the parties thereto with the representations, warranties, covenants, certifications and assumptions as to factual matters contained in any document or (ii) the conformity of the documents to the requirements of any agreement to which this opinion letter relates.

Based on the foregoing and subject to the qualifications, representations, warranties, covenants, certifications and assumptions stated herein, we are of the opinion that under current U.S. federal income tax law as of the Closing Date, although there are no regulations, rulings or judicial precedents addressing the characterization of securities having terms substantially similar to the Debentures for U.S. federal income tax purposes, the Debentures will be classified for U.S. federal income tax purposes as indebtedness of the Company.

DTE Energy Company

December 7, 2011

There are no existing Treasury regulations under section 385 of the Internal Revenue Code of 1986, as amended (the “Code”), defining instruments as equity or indebtedness for U.S. federal income tax purposes. Furthermore, there are no controlling Treasury regulations, published rulings, or judicial decisions involving securities with terms substantially the same as the Debentures that discuss whether, for U.S. federal income tax purposes, the securities constitute equity or indebtedness. Therefore, our opinion regarding the characterization of the Debentures as evidences of indebtedness is based upon rulings and judicial decisions under the Code involving situations that we consider to be analogous and an analysis of all of the facts and circumstances surrounding the issuance and sale of the Debentures.

The foregoing opinion is based only on the federal income tax laws of the United States, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. The foregoing opinion is limited to the matters addressed herein, and no other opinion is rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality or governmental agency (other than the Internal Revenue Service) including without limitation (i) any statute, regulation, or provision of law of any state, county, municipality, or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction (other than the federal income tax laws of the United States). You should be aware that this opinion letter represents conclusions as to the application of existing law, regulations, administrative rules and practices, and legislative history to the transactions described above. There can be no assurance, however, that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service. Any such change might be retroactive and might affect the opinion set forth above.

We express no opinion on any other laws and intimate no view on any other matter that may be relevant to your interests. We also caution you that our opinion depends upon the facts, representations, warranties, covenants, certifications, assumptions and documents to which this letter refers, which are subject to change, reinterpretation and misunderstanding. Our conclusion could differ if these items on which we have relied are, become or are found to be different.

This opinion letter is rendered as of the date hereof and we undertake no obligation to update the opinion expressed herein after the date of this letter or advise you

DTE Energy Company

December 7, 2011

of changes in the event there is any change in legal authorities, facts, representations, warranties, covenants, certifications and assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of these items upon which we have relied in rendering this opinion letter, unless we are specifically engaged to do so. Except as described in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K. We also consent to the references to Hunton & Williams LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP

08074/09346